Exhibit 99.1
CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS FOR THE QUARTER
AND YEAR ENDED DECEMBER 31, 2007
     Highlights:
•	2008 guidance reflects significant EBITDA improvement

•	Improved mining operations entering 2008

•	Enhanced earnings profile resulting from strong markets

•	Record safety performance in 2007

•	Purchase of remaining 18.5% interest in Kanawha Eagle
ST. LOUIS, February 13 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the 2007 fourth quarter and year. Prior to November 1, the company was wholly-owned and operated by Peabody Energy Corporation. Patriot was spun off from Peabody, effective October 31, 2007. This release includes historical results, as well as pro forma information showing the effects of transactions associated with the spin-off, assuming the spin-off was in effect at the beginning of each applicable period. The pro forma financial statements are presented, in addition to the historical financial statements, as they are more indicative of the company’s results on a post-spin, stand-alone basis.
     After giving effect to pro forma adjustments for the month of October, Patriot Coal Corporation reported a net loss of $22.1 million for the quarter ended December 31, 2007. Net loss on a historical basis was $49.7 million for the quarter. After giving effect to pro forma adjustments for the ten months ended October 31, 2007, the company reported a net loss of $24.6 million for the year. Net loss on a historical basis was $106.9 million for the year. Net loss attributable to common stockholders was $57.7 million and $122.5 million, respectively, for the quarter and year ended December 31, 2007. Net loss attributable to common stockholders includes a non-recurring charge related to a “put” arrangement for amounts paid to the Kanawha Eagle joint venture partners in excess of the carrying value of the minority interest.
     After giving effect to pro forma adjustments for the month of October, the company reported EBITDA for the quarter of negative $9.9 million. Fourth quarter EBITDA on a historical basis was negative $21.6 million. The decreased EBITDA was driven by lower production at the Federal mine. During the fourth quarter, as expected, the company experienced a geologically-driven extended delay of six weeks associated with moving the Federal longwall, in addition to the normal two week move. The company also moved its longwall at the Harris mine during the quarter. The impact of the Federal and the Harris longwall moves lowered the quarter’s EBITDA by an estimated $34 million. Excluding the impact of these longwall moves, the company’s fourth quarter pro forma EBITDA would have been $24 million, a $12 million improvement over the 2007 third quarter, which showed progressive operational improvement over the first six months of the year. By year-end, the longwall moves were completed and production had resumed.
     After giving effect to pro forma adjustments for the ten months ended October 31, 2007, Patriot reported EBITDA of $87.2 million for the year ended December 31, 2007. On a historical basis, EBITDA was $0.4 million for the year.
     “We are entering 2008 with the expectation of significantly higher operating performance. Our 2008 guidance reflects management’s confidence in the changes we are making in our mining operations and our ability to capture opportunities presented by the robust coal markets,” said Patriot President and Chief Executive Officer Richard M. Whiting. “We appreciate the confidence the investment community has shown in Patriot, and we look forward to sharing with you our future successes.”
Financial & Operating Highlights
     The Company’s information statement filed with the Securities and Exchange Commission on Form 8-K on October 24, 2007 provides a detailed explanation of the pro forma transactions associated with the company’s spin-off from Peabody Energy. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, through October 31, 2007 to present results as if the spin-off of Patriot Coal from Peabody Energy occurred at the beginning of each applicable period.

2007 Fourth Quarter
     Tons sold in the fourth quarter totaled 5.1 million. In Appalachia, volume decreased 0.2 million tons compared to the 2006 fourth quarter as a result of the Federal and Harris longwall moves. In the Illinois Basin, volume decreased 0.3 million tons as a result of the sale of the Big Run mine in late 2006.
     Revenues in the 2007 fourth quarter were $254.2 million. Revenues in Appalachia increased $6.6 million due to higher average selling prices, largely offset by lower volumes. Revenues in the Illinois Basin declined $13.7 million due primarily to a retroactive upward price adjustment of almost $16 million realized in the 2006 fourth quarter and to the loss of revenues related to the sale of the Big Run mine.
     After giving effect to the pro forma adjustments for the month of October, EBITDA was negative $9.9 million for the three months ended December 31, 2007. On a historical basis, EBITDA was negative $21.6 million in the fourth quarter of 2007. EBITDA in the 2006 fourth quarter was $16.5 million, which included gains on property sales of $30.8 million. As noted above, longwall moves at the Federal and Harris mines negatively impacted the company’s fourth quarter 2007 EBITDA by approximately $34 million, which was partially offset by stronger average selling prices.
2007 Full Year
     Tons sold for the year ended December 31, 2007 were 22.1 million. Excluding the volumes related to the Big Run mine sale, tons sold in 2006 were 23.0 million. After giving effect to the pro forma adjustments for the ten months ended October 31, 2007, revenues were $1,096 million in 2007. Historical revenues were $1,073 million in 2007, compared to $1,148 million in the same period of 2006. Revenues declined primarily due to the sale of the Big Run mine and to lower volumes caused by geological conditions in the Harris and Federal mines. The Big Run mine, which produced 1.3 million tons of thermal coal with revenues of $28.2 million in 2006, was sold in late 2006.
     After giving effect to the pro forma adjustments for the ten months ended October 31, 2007, EBITDA was $87.2 million for the year ended December 31, 2007. On a historical basis, EBITDA was $0.4 million in 2007, compared to $126.8 million in 2006. Lower EBITDA was primarily a result of the lower volumes in 2007 caused by adverse geological conditions experienced during the year.

Safety and Environmental Performance
     The company achieved record safety performance in 2007, with a safety incidence rate less than half of the national average for underground mines in the U.S. The company also received an award for its reclamation plan at the Colony Bay Stockton mine, part of the Rocklick Complex, as well as two Mountaineer Guardian Safety Awards, one at the company’s Federal mine and one at the Big Mountain preparation plant. Safety of the company’s employees and being good stewards of the environment are key components of Patriot’s operating philosophy.
Finances
     Patriot entered into a $500 million four-year revolving credit facility in the fourth quarter. The company had no borrowings under the credit facility at December 31, 2007.
     During the quarter, Patriot acquired the remaining ownership interest in the Kanawha Eagle joint venture. This is a 2.5 million ton per annum operation with a mine life in excess of 20 years, serving both thermal and metallurgical coal markets, and is a key asset in the company’s diverse portfolio. The purchase price for the remaining 18.5% interest and pay-off of its existing debt obligations totaled approximately $40 million and was funded through available cash.
     The company’s capital expenditures totaled $55.6 million in 2007. Net capital expenditures are expected to increase to $65.0 to $80.0 million in 2008, in part due to the ramp-up of the Black Oak metallurgical mine at the Rocklick Complex.
Market Overview
     Global demand for both thermal and metallurgical coal continued to strengthen during the quarter, driving U.S. exports higher, with pricing near historical highs. Robust international demand for coal, as well as supply constraints due to infrastructure and other issues, is expected to extend this trend and to result in sustainable, longer-term growth and pricing strength in coal markets. Patriot’s presence in all three eastern U.S. coal basins, as well as its meaningful metallurgical coal volumes, allows it to fully participate in the strengthening met and thermal markets, both in the U.S. and overseas.
     Increased U.S. exports are challenging rail and port capacity in the U.S., particularly along the Eastern seaboard. There is concern that the infrastructure may constrain the ability of U.S. coal suppliers to meet the rising demand. As Patriot has signed agreements with customers for 2008 sales volumes, the company has also locked in rail and port capacity. These commitments will allow the company to participate in the robust export market expected to continue in 2008 and beyond.
     Global blast furnace steel production grew over 8% in 2007 compared to the prior year, with over 90% of this growth attributed to China, Japan and South Korea. As a result of the growing global demand, the company increased its metallurgical coal exports in the fourth quarter, with total exports of 35% of its metallurgical coal for the year. Patriot has signed multiple-year term contracts at favorable pricing for 2008 and beyond. The company expects an increase in its exports in 2008, but intends to remain diversified with a solid, broad base of customers and geographic areas served.
     By year-end, coal inventories from the eastern U.S., particularly Northern Appalachia, had begun to decline in response to heavy exports, increasing domestic demand and lower production volumes.
Outlook
     “As we look to 2008, Patriot’s operations are off to a solid start, and management is pleased to provide guidance showing significant improvements over 2007. The improved results are an outgrowth of the changes we have made in our mining operations and our ability to capture higher prices,” noted Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder.
     Between the spin-off on November 1 and December 31, the company priced 1.5 million tons for 2008 delivery in favorable coal markets. As Patriot entered 2008, 0.5 to 1.0 million tons each of expected 2008 met and thermal volumes remained unpriced. Of the company’s expected 2009 volumes, 5.5 to 6.5 million tons each of met and thermal volumes remained unpriced as of December 31. Of expected 2010 volumes, 7.5 to 8.5 million tons and 9.0 to 10.0 million tons of met and thermal volumes, respectively, remained unpriced as of December 31.
     For 2008, the company anticipates sales volumes in the range of 23.0 to 25.0 million tons, EBITDA between $115 and $145 million, and earnings per share in the range of $0.95 to $1.30 per share.
Conference Call
     Management will hold a conference call to discuss the fourth quarter results on February 13, 2008 at 10:00 a.m. Central Standard Time. The conference call can be accessed by dialing

866-269-9613, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-332-1214 to access the conference call. A replay of the conference call will be available on the company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, passcode 910411.
Non-GAAP Financial Measures
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as net income (loss) before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with ten company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin. The company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.2 billion tons of proven and probable coal reserves. The company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements under the caption “Market Overview” and “Outlook.” These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; our dependence on Peabody Energy for a substantial portion of our revenues; geologic, equipment and operational risks associated with mining; supplier performance and the availability and cost of key equipment and commodities; our ability to recover coal reserves; labor availability and relations; availability and costs of transportation; legislative and regulatory developments; weather patterns affecting energy demand; availability and costs of competing energy resources; and other risks detailed in the company’s filings with the Securities and Exchange Commission.
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Condensed Income Statements (Unaudited)
For the Quarter Ended December 31, 2007 and 2006
(Dollars and tons in thousands, except per share data)

			Pro Forma
	Historical		Quarter
	Quarter Ended		Ended
	December	December	December
	2007	2006	2007

Tons sold	5,062	5,597	5,062

Revenues	$254,177	$261,279	$256,783
Operating costs and expenses	261,831	255,427	256,792
Depreciation, depletion and amortization	21,592	25,292	21,368
Asset retirement obligation expense	7,208	8,652	7,208
Selling and administrative expenses	12,795	19,975	8,725
Other operating income:
Net loss (gain) on disposal of assets	1,238	(30,750)	1,238
Income from equity affiliates	(47)	122	(47)

Operating profit (loss)	(50,440)	(17,439)	(38,501)
Interest income	(3,250)	(1,023)	(3,250)
Interest expense	1,833	2,760	657
Income tax provision (benefit)	—	2,825	(14,444)
Minority interest	629	684	629

Net income (loss)	(49,652)	(22,685)	(22,093)
Effect of minority purchase arrangement	(8,091)	—	(8,091)

Net income (loss) attributable to common stockholders	$(57,743)	$(22,685)	$(30,184)

Loss per share, basic & diluted	$(2.17)		$(1.14)

EBITDA	$(21,640)	$16,505	$(9,925)

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include a $2.6 million increase to revenues for the month ended October 31, 2007 from repricing of a major coal supply agreement; a $5.2 million reduction of operating costs for the month ended October 31, 2007 associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $4.1 million reduction of selling and administrative costs for the month ended October 31, 2007 for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.
Earnings (loss) per share for 2006 is not presented as there were no shares outstanding for the period.

Condensed Income Statements
For the Year Ended December 31, 2007 and 2006
(Dollars and tons in thousands, except per share data)

	Historical		Pro Forma
	Year Ended		Year Ended
	December	December	December	December
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)	(Unaudited)

Tons sold	22,143	24,290	22,143	24,290

Revenues	$1,073,362	$1,147,919	$1,096,212	$1,179,250
Operating costs and expenses	1,109,315	1,051,932	1,058,600	1,005,268
Depreciation, depletion and amortization	85,640	86,458	83,923	86,458
Asset retirement obligation expense	20,144	24,282	20,144	24,282
Selling and administrative expenses	45,137	47,909	31,900	30,000
Other operating income:
Net gain on disposal of assets	(81,458)	(78,631)	(81,458)	(78,631)
Income from equity affiliates	(63)	(60)	(63)	(60)

Operating profit (loss)	(105,353)	16,029	(16,834)	111,933
Interest income	(11,543)	(1,417)	(11,543)	(1,417)
Interest expense	8,337	11,419	8,635	11,557
Income tax provision	—	8,350	5,967	33,196
Minority interest	4,721	11,169	4,721	11,169

Net income (loss)	(106,868)	(13,492)	(24,614)	57,428
Effect of minority purchase arrangement	(15,667)	—	(15,667)	—

Net income (loss) attributable to common stockholders	$(122,535)	$(13,492)	$(40,281)	$57,428

Earnings (loss) per share, basic & diluted	$(4.61)		$(1.52)

EBITDA	$431	$126,769	$87,233	$222,673

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include a $22.9 million increase to revenues for the ten months ended October 31, 2007 from repricing of a major coal supply agreement; a $51.9 million reduction of operating costs for the ten months ended October 31, 2007 associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $13.2 million reduction of selling and administrative costs for the ten months ended October 31, 2007 for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2006.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.
Earnings (loss) per share for 2006 is not presented as there were no shares outstanding for the period.

Supplemental Financial Data (Unaudited)
For the Quarter Ended December 31, 2007 and 2006

	Historical		Pro Forma
	Quarter Ended		Quarter Ended
	December	December	December
	2007	2006	2007
Tons Sold (In Thousands)
Appalachia	3,088	3,311	3,088
Illinois Basin	1,974	2,286	1,974

Total	5,062	5,597	5,062

Revenue Summary (Dollars in Thousands)
Appalachia	$189,669	$183,078	$192,275
Illinois Basin	64,508	78,201	64,508

Total	$254,177	$261,279	$256,783

Revenues per Ton — Mining Operations
Appalachia	$61.41	$55.29	$62.26
Illinois Basin	32.68	34.20	32.68
Total	50.22	46.68	50.73
Operating Costs per Ton — Mining Operations (1)
Appalachia	$56.93	$50.28	$57.03
Illinois Basin	32.30	28.03	32.30
Total	47.34	41.20	47.39
Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$4.48	$5.01	$5.23
Illinois Basin	0.38	6.17	0.38
Total	2.88	5.48	3.34

	Dollars in Thousands

Past Mining Obligation Expense	$22,089	$24,967	$16,902
Asset Retirement Obligation Expense	7,208	8,652	7,208
Capital Expenditures (Excludes Acquisitions)	13,784	16,518	13,784

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, and depreciation, depletion and amortization.
Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include a $2.6 million increase to revenues for the month ended October 31, 2007 from repricing of a major coal supply agreement; a $5.2 million reduction of operating costs for the month ended October 31, 2007 associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $4.1 million reduction of selling and administrative costs for the month ended October 31, 2007 for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Year Ended December 31, 2007 and 2006

	Historical		Pro Forma
	Year Ended		Year Ended
	December	December	December	December
	2007	2006	2007	2006
Tons Sold (In Thousands)
Appalachia	14,432	15,292	14,432	15,292
Illinois Basin	7,711	8,998	7,711	8,998

Total	22,143	24,290	22,143	24,290

Revenue Summary (Dollars in Thousands)
Appalachia	$821,116	$890,198	$843,966	$921,529
Illinois Basin	252,246	257,721	252,246	257,721

Total	$1,073,362	$1,147,919	$1,096,212	$1,179,250

Revenues per Ton — Mining Operations
Appalachia	$56.89	$58.21	$58.48	$60.26
Illinois Basin	32.71	28.64	32.71	28.64
Total	48.47	47.26	49.51	48.55
Operating Costs per Ton — Mining Operations (1)
Appalachia	$50.66	$44.82	$50.83	$45.02
Illinois Basin	31.17	28.85	31.17	28.85
Total	43.88	38.91	43.99	39.03
Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$6.23	$13.39	$7.65	$15.24
Illinois Basin	1.54	(0.21)	1.54	(0.21)
Total	4.59	8.35	5.52	9.52

	Dollars in Thousands

Past Mining Obligation Expense	$137,602	$106,880	$85,727	$60,780
Asset Retirement Obligation Expense	20,144	24,282	20,144	24,282
Capital Expenditures (Excludes Acquisitions)	55,594	80,224	55,594	80,224

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, and depreciation, depletion and amortization.
Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include a $22.9 million increase to revenues for the ten months ended October 31, 2007 from repricing of a major coal supply agreement; a $51.9 million reduction of operating costs for the ten months ended October 31, 2007 associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $13.2 million reduction of selling and administrative costs for the ten months ended October 31, 2007 for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2006.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
December 31, 2007 and 2006

	Historical		Pro Forma
	December	December	December
	2007	2006	2006
	(Dollars in thousands)
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$5,983	$398	$49,445
Receivables	125,985	31,583	120,812
Net receivables from affiliates	—	141,021	—
Inventories	31,037	34,692	34,692
Other current assets	6,214	7,004	7,004

Total current assets	169,219	214,698	211,953
Net property, plant, equipment and mine development	876,289	842,687	886,641
Long-term notes receivable	126,381	52,975	52,975
Investments and other assets	27,948	67,821	38,024

Total assets	$1,199,837	$1,178,181	$1,189,593

Current portion of long-term debt	$927	$—	$—
Accounts payable and accrued liabilities	183,592	216,444	162,543

Total current liabilities	184,519	216,444	162,543
Long-term debt, less current maturities	11,438	20,722	20,722
Other long-term liabilities	921,564	1,614,689	966,032

Total liabilities	1,117,521	1,851,855	1,149,297
Minority interest	—	16,153	16,153
Equity (deficit)	82,316	(689,827)	24,143

Total liabilities and equity (deficit)	$1,199,837	$1,178,181	$1,189,593

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include the distribution of our common stock to the stockholders of Peabody; the transfer of certain assets related to our business from Peabody to us; the capital contribution by Peabody related to settlement of the intercompany debt owed by us to Peabody of $10.2 million; the agreement by Peabody to pay certain retiree healthcare liabilities related to our business; and the contribution of approximately $49.0 million in cash from Peabody to us for working capital purposes, including monetization of a $19.0 million long-term receivable. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2006.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA (Unaudited)
For the Quarter and Year Ended December 31, 2007 and 2006
(Dollars in Thousands)

			Pro Forma
	Historical		Quarter
	Quarter Ended		Ended
	December	December	December
	2007	2006	2007
Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$(49,652)	$(22,685)	$(22,093)
Depreciation, depletion and amortization	21,592	25,292	21,368
Asset retirement obligation expense	7,208	8,652	7,208
Interest income	(3,250)	(1,023)	(3,250)
Interest expense	1,833	2,760	657
Income tax provision (benefit)	—	2,825	(14,444)
Minority interest	629	684	629

EBITDA	$(21,640)	$16,505	$(9,925)

	Historical		Pro Forma
	Year Ended		Year Ended
	December	December	December	December
	2007	2006	2007	2006
Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$(106,868)	$(13,492)	$(24,614)	$57,428
Depreciation, depletion and amortization	85,640	86,458	83,923	86,458
Asset retirement obligation expense	20,144	24,282	20,144	24,282
Interest income	(11,543)	(1,417)	(11,543)	(1,417)
Interest expense	8,337	11,419	8,635	11,557
Income tax provision	—	8,350	5,967	33,196
Minority interest	4,721	11,169	4,721	11,169

EBITDA	$431	$126,769	$87,233	$222,673

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include a $2.6 million and $22.9 million increase to revenues for the month and the ten months ended October 31, 2007, respectively, from repricing of a major coal supply agreement; a $5.2 million and $51.9 million reduction of operating costs for the month and the ten months ended October 31, 2007, respectively, associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $4.1 million and $13.2 million reduction of selling and administrative costs for the month and the ten months ended October 31, 2007, respectively, for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2006.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.